UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)2))

☐ Definitive Information Statement

RELIV INTERNATIONAL, INC.

(Name of Registrant as Specified in Charter)

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Table of Contents

SUMMARY OF TERMS OF STOCK SPLIT	3

QUESTIONS AND ANSWERS ABOUT THE STOCK SPLIT	5

STRUCTURE OF THE STOCK SPLIT	8

FORWARD-LOOKING STATEMENTS	10

SPECIAL FACTORS	10

Reasons for and Purposes of the Stock Split	10

Estimated Future Annual Savings to be Realized if the Company Eliminates Reporting Requirements	11

Strategic Alternatives Considered	12

Background of the Stock Split	13

Effects of the Stock Split	18

Potential Disadvantages of the Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders	18

Effect of the Stock Split on Option Holders	18

Financial Effect of the Stock Split	19

Federal Income Tax Consequences of the Stock Split	19

FAIRNESS OF THE STOCK SPLIT TO STOCKHOLDERS	21

Fairness Opinion	23

Procedural Fairness to All Stockholders	23

Opinion of Houlihan	25

Termination of Exchange Act Registration	27

DESCRIPTION OF THE STOCK SPLIT	28

Amendments of Certificate of Incorporation to Effect the Stock Split	28

Regulatory Approvals	28

Vote Required	28

Holders as of Effective Date; Net Effect After Stock Split	28

Exchange of Certificates for Cash Payment or Shares	29

Appraisal Rights	29

FINANCING OF THE STOCK SPLIT	29

COSTS OF THE STOCK SPLIT	30

INTERESTS OF CERTAIN PERSONS	30

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE STOCK SPLIT	30

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE STOCK SPLIT	31

Reservation of Rights	31

FINANCIAL STATEMENTS	32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35

INDEMNIFICATION OF DIRECTORS AND OFFICERS	36

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	36

AVAILABLE INFORMATION	36

Annex A-1-- FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT	37

Annex A-2-- FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT	38

Annex B-1--OPINION OF HOULIHAN CAPITAL	39

RELIV INTERNATIONAL, INC.

136 Chesterfield Industrial Boulevard

Chesterfield, MO 63005

(636) 537-9715

This Information Statement is being furnished to you, as a holder of Common Stock, par value $0.001 ("Common Stock"), of Reliv International, Inc., a Delaware corporation (the "Company" or "we"), on or around October 29, 2020, to inform you of (i) the approval on September 8, 2020 of resolutions by our Board of Directors (the "Board") proposing amendments to our Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of our Common Stock followed immediately by a forward stock split of our Common Stock (the “Stock Split") and (ii) our receipt of written consents dated October 16, 2020, approving such amendments by stockholders holding 51.5% of the voting power of all of our stockholders entitled to vote on the matter as of August 26, 2020 (the "Record Date"). The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file Certificates of Amendment to the Certificate of Incorporation (the "Certificates of Amendment"). The Certificates of Amendment shall be filed with the Secretary of State of the State of Delaware on or after November 18, 2020 (20 calendar days following the date this Information Statement is first mailed to our stockholders), and will become effective immediately thereafter (the "Effective Date"). As a result of the Stock Split, as described in more detail below, stockholders owning fewer than 2,000 shares of our Common Stock will be cashed out at a price of $3.75 per share, and the holdings of all other stockholders will remain unchanged.

Although the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to (i) abandon the Stock Split prior to the proposed Effective Date, (ii) change the Redemption Price or (iii) change the ratio of the Stock Split (“Split Ratio”) from 2,000 to a different figure (between a range of a minimum Split Ratio of 500 to a maximum Split Ratio of 3,000) if it determines that abandoning the Stock Split, changing the Redemption Price or changing the Split Ratio is in the best interests of the Company.

The Stock Split is being undertaken as part of the Company’s plan to suspend its obligations to file periodic and current reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As described further in this Information Statement, the Board has determined that the costs of being a public reporting company outweigh the benefits thereof. The actions described herein, including effecting the Stock Split, delisting our common stock from trading on the NASDAQ Stock Exchange, terminating the registration of our common stock under Sections 12(b) and 12(g) of the Exchange Act and suspending of our reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to herein as the “Transaction.” After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the listing standards of any national securities exchange. However, we intend to maintain our existing internal controls and corporate governance framework.

Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an over-the-counter market (an “OTC market”), if one or more brokers choose to make a market for our common stock on any such market and comply with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is dated October 19, 2020 and is first being mailed to our stockholders on or about October 29, 2020.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

All necessary corporate approvals in connection with the Stock Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Delaware General Corporation Law, solely for the purpose of informing stockholders of the Stock Split before it takes effect.

This Information Statement shall serve as notice to our stockholders who did not consent to action of our stockholders taken without a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

The Stock Split is comprised of a reverse stock split (the "Reverse Split") pursuant to which each 2,000 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the "Forward Split"), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 2,000 shares of Common Stock. Interests in fractional shares owned by stockholders owning fewer than 2,000 shares of Common Stock, whose shares of Common Stock would be converted into less than one share in the Reverse Split, will instead be converted into the right to receive a cash payment of $3.75 per share owned by such stockholders prior to the Reverse Split. However, if a registered stockholder holds 2,000 or more shares of Common Stock in its account immediately prior to the Effective Date of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Stock Split.

We intend for the Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 2,000 shares of Common Stock in street name who wants to receive cash in the Stock Split should instruct its nominee to transfer such stockholder's shares into a record account in such stockholder's name in a timely manner and in any event prior to the Effective Date, to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Stock Split. A stockholder holding fewer than 2,000 shares of Common Stock in street name through a nominee who does not transfer shares into a record account prior to the Effective Date may not have its shares cashed out in connection with the Stock Split. For instance, a stockholder's shares may not be cashed out if such stockholder's nominee is a record holder of an aggregate of 2,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions prior to the Effective Date to our exchange agent, American stock Transfer and Trust Company (the "Exchange Agent"). Stockholders may continue to sell their shares of the Company's Common Stocks on the NASDAQ Stock Exchange until the Effective Date.

As soon as practicable after the Effective Date, we will send all stockholders holding physical stock certificates representing rights to receive cash payments a letter of transmittal to be used to transmit Common Stock certificates to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder's stock. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Stock Split will be held for the benefit of such stockholders until a proper claim is made, subject to applicable abandoned property laws.

SUMMARY OF TERMS OF STOCK SPLIT

The following is a summary of the material terms of the proposed Certificates of Amendment, the Stock Split and the Transactions contemplated in connection with the Stock Split.

This Information Statement contains a more detailed description of the terms of the proposed Certificates of Amendment and the Stock Split. We encourage you to read the entire Information Statement and each of the documents that we have attached as an Annex to this Information Statement carefully.

●

The Board has authorized a 1-for-2,000 Reverse Split of our Common Stock, followed immediately by a 2,000-for-1 Forward Split of our Common Stock. See also the information under the captions "Structure of the Stock Split," "Special Factors -- Reasons for and Purposes of the Stock Split" and "Recommendation of the Board; Fairness of Stock Split" in this Information Statement.

●

The Board has determined that the Stock Split is fair to and in the best interest of all of our unaffiliated stockholders, including those stockholders owning shares being cashed out pursuant to the Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Stock Split. See also the information under the caption "Recommendation of the Board; Fairness of the Stock Split" in this Information Statement.

●

The members of the Board and certain executive officers have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Stock Split. Robert L. Montgomery, our founder, a director and Chairman of the Board, controls 245,000 shares of Common Stock, representing approximately 14% of the outstanding shares of Common Stock. Shares of Common Stock held by all of our directors, executive officers and insiders as a group represent approximately 40% of the outstanding shares of Common Stock. See also the information under the caption "Description of the Stock Split -- Vote Required" in this Information Statement.

●

When the Stock Split becomes effective, if you hold at least 2,000 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not receive any cash payments. You will not need to take any action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. See also the information under the caption "Description of the Stock Split" in this Information Statement.

●

When the Stock Split becomes effective, if you hold fewer than 2,000 shares of Common Stock, you will receive a cash payment of $3.75 per pre-split share. See also the information under the caption "Description of the Stock Split -- Exchange of Certificates for Cash Payment or Shares" in this Information Statement.

●

The Stock Split will not affect outstanding stock options, whether exercisable or unexercisable, granted under our stock option plan and holders of options will, following the Stock Split, continue to hold options for the same number of shares of Common Stock at the same exercise price and other terms as they currently do. See also the information under the caption "Special Factors -- Effect of the Stock Split on Option Holders" in this Information Statement.

●

The Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations as a public company. See also the information under the captions "Special Factors -- Effects of the Stock Split, "Special Factors -- Financial Effect of the Stock Split" and "Conduct of the Company's Business After the Stock Split" in this Information Statement.

●

When the Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Commission and we intend to cease public registration and terminate the listing of our Common Stock on the NASDAQ Stock Exchange. Once we cease public registration and terminate the listing of our Common Stock, our Stockholders will not be provided with periodic or other reports regarding the Company. See also the information under the captions "Special Factors -- Reasons for and Purposes of the Stock Split" and "Recommendation of the Board; Fairness of Stock Split" in this Information Statement.

●

Our Board retained the services of Houlihan Capital, LLC ("Houlihan") to advise the Board as to the fair value of our pre-split shares and to render an opinion as to the fairness of the Stock Split, from a financial point of view, to holders of shares of the Company's Common Stock. See also the information under the caption "Fairness of the Stock Split to Stockholders" in this Information Statement.

●

We have the financial resources to complete the Stock Split, the costs of which we anticipate to be approximately $1,500,000. However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the Stock Split exceeds our reasonable estimate of the amount of cash necessary to consummate the Stock Split, the Board reserves the right not to effect the Stock Split.

●

The Company intends to enter into a loan agreement with Enterprise Bank and Trust whereby the Company will borrow the amount of $4,000,000 (the “Loan”). The Loan will have a term of 5 years, principal and interest being amortized over a period of 20 years with the outstanding principal being due at the end of the term. The Loan will be secured by substantially all of the Company’s assets. In addition, Robert L. Montgomery, the Company’s Chairman, Stephen M. Merrick, the Company’s corporate counsel and Secretary, and Donald McCain, a substantial stockholder, will each guarantee a portion of the Company’s obligations under the Loan. In consideration of these individuals (the “Guarantors”) acting as guarantors, as well as these individuals’ ongoing services to the Company, the Company will make a one-time aggregate payment of $200,000 (shared among the Guarantors) and will enter into consulting agreements with Mr. Merrick and Mr. McCain. The Board has also engaged Houlihan to render an opinion as to the fairness of the Loan and the compensation paid to the Guarantors, from a financial point of view, to the Company’s stockholders. See also the information under the caption "Financing of the Stock Split", "Fairness of the Stock Split to Stockholders", and “Interests of Certain Persons” in this Information Statement.

●

The full text of the written opinion of Houlihan, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B-1. For a detailed description of Houlihan's opinion, see the information under the caption "Fairness Opinion -- Opinion of Houlihan" in this Information Statement. Stockholders are urged to, and should, read the opinion carefully and in its entirety.

●

For those stockholders who receive a cash payment in the Stock Split and cease to hold, either directly or indirectly, shares of post-split Common Stock, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. For those stockholders that retain all of their shares of Common Stock incident to the Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption "Special Factors -- Federal Income Tax Consequences of the Stock Split" in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Stock Split in light of your own particular circumstances.

●

You are not entitled to appraisal rights under either our governance documents or the Delaware General Corporation Law. See also the information under the caption "Description of the Split -- Appraisal Rights" in this Information Statement.

           QUESTIONS AND ANSWERS ABOUT THE STOCK SPLIT

The following questions and answers briefly address some commonly asked questions about the Stock Split that are not addressed in the "Summary of Terms of Stock Split." They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including our financial statements and the Annexes hereto.

Q: What are some of the advantages of the Stock Split?

A: Our Board believes that the Stock Split will have, among others, the following advantages:

●

We will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public reporting company, with tangible cost savings of an estimated $300,000 before taxes annually;

●	We will be able to reduce the expense associated with maintaining stockholder accounts for numerous stockholders with small accounts;

●	We will be able to achieve the overhead reduction associated with the Stock Split without negatively affecting our business operations; and

●

We will be able to provide complete liquidity for the relatively large number of unaffiliated stockholders holding fewer than 2,000 shares where liquidity has been extremely limited in the public market, and we will be able to do so through a transaction in which such unaffiliated stockholders generally will be eligible to receive capital gains tax treatment for their proceeds and avoid paying brokerage commissions and fees.

See also information under the caption "Special Factors -- Reasons for and Purposes of the Stock Split" in this Information Statement.

Q: What are some of the disadvantages of the Stock Split?

A: Our Board believes that the Stock Split will have, among others, the following disadvantages:

●

Stockholders owning fewer than 2,000 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be stockholders of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

●

The public market for shares of our Common Stock, which has been extremely limited to date, will cease to exist; stockholders remaining after the Stock Split will no longer have readily available to them all of the legally mandated information regarding our operations and results that is currently available in our filings with the Commission;

●

The elimination of the trading market for our Common Stock may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend to be less valuable in a private company; and

●	It will be more difficult for us to access the public equity markets.

See also information under the captions "Special Factors -- Effects of the Stock Split," "Special Factors -- Financial Effect of the Stock Split" and "Recommendation of the Board; Fairness of the Stock Split" in this Information Statement.

Q: What are some of the factors that the Board considered in approving the Stock Split?

A: The Board considered several factors in approving the Stock Split. Importantly, the Board considered the relative advantages and disadvantages discussed above and under the captions "Special Factors -- Reasons for and Purposes of the Stock Split," "Special Factors -- Strategic Alternatives Considered," “Special Factors -- Background of the Stock Split" and "Special Factors -- Effects of the Stock Split" in this Information Statement. The Board also considered numerous other factors, including:

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The financial presentations and analyses of management and Houlihan regarding the Stock Split, including Houlihan’s valuation of the Company and determination that a price of between $3.00 and $4.00 per pre-split share payable to fractional shareholders would be fair, from a financial point of view;

●	The Board's discussions and conclusions about the fairness of the price of $3.75 per pre-split share to be paid following the Stock Split to our stockholders owning fewer than 2,000 shares;

●

The opinion of Houlihan to the effect that, as of October 16, 2020 (the date of the opinion), that a price of between $3.00 and $4.00 per pre-split share is fair, from a financial point of view, to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company;

●	The projected tangible and intangible cost savings to us by terminating our status as a public reporting company; and

●

That attempts by our stockholders to achieve liquidity in the public trading market have been frustrated due to the low average daily trading volume of our Common Stock on the NASDAQ Stock Exchange as only a small number of shares could be sold on the NASDAQ Stock Exchange without risking a significant decrease in the trading price.

The following is a schedule of the weekly high, low, and closing prices and trading volume of the Company’s Common Stock as reported on the NASDAQ Stock Market during the period from July 1, 2020 through September 28, 2020:

Date	Open	High	Low	Close	Volume
7/6/2020	3.85	3.89	3.50	3.63	33,200
7/13/2020	3.56	3.69	3.51	3.55	8,800
7/20/2020	3.54	4.00	3.52	3.67	33,500
7/27/2020	3.85	3.98	3.67	3.69	6,400
8/3/2020	3.68	4.21	3.68	3.91	37,900
8/10/2020	3.90	4.54	3.51	3.65	92,500
8/17/2020	3.75	3.90	3.25	3.44	31,800
8/24/2020	3.37	3.43	3.20	3.28	48,000
8/31/2020	3.28	3.40	3.06	3.39	31,200
9/7/2020	3.14	3.42	3.10	3.31	5,800
9/14/2020	3.18	3.40	3.10	3.16	5,900
9/21/2020	3.30	3.40	3.25	3.25	1,000
9/28/2020	3.25	3.48	3.16	3.37	22,000

The Company has not paid any cash dividends to our stockholders in recent years. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.

On October 16, 2020, the last trading day prior to the initial announcement of the Stock Split, our Common Stock's closing price per share was $3.93. On October ___, 2020, the last practicable trading day prior to the date this Information Statement was mailed to stockholders, our Common Stock's closing price was $___.

See also information under the captions "Financial Statements --Selected Historical Financial Data", "Fairness Opinion -- Opinion of Houlihan" and "Recommendation of the Board; Fairness of the Stock Split" in this Information Statement.

Q: What is the total cost of the Stock Split to the Company?

A: We estimate that we will pay up to approximately $1,400,000 to cash out fractional shares. In addition, we anticipate incurring approximately $100,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Stock Split.

See also information under the captions "Special Factors -- Effects of the Stock Split," "Special Factors -- Financial Effect of the Stock Split" and "Costs of the Stock Split" in this Information Statement.

Q: What are the interests of directors and executive officers in the Stock Split?

A: As a result of the Reverse/Forward Stock Split, we believe that our directors, executive officers and insiders, collectively, will increase their beneficial ownership of our Common Stock from approximately 40% to 49%.

As described above, the Company intends to enter into a loan agreement with Enterprise Bank and Trust whereby the Company will borrow the amount of $4,000,000 (the “Loan”). The Loan will have a term of 5 years, principal and interest being amortized over a period of 20 years with the outstanding principal being due at the end of the term. The Loan will be secured by substantially all of the Company’s assets. In addition, Robert L. Montgomery, the Company’s Chairman, Stephen M. Merrick, the Company’s corporate counsel and Secretary, and Donald McCain, a substantial stockholder, will each guarantee a portion of the Company’s obligations under the Loan. In consideration of these individuals (the “Guarantors”) acting as guarantors, as well as these individuals’ ongoing services to the Company, the Company will make a one-time aggregate payment of $200,000 (shared among the Guarantors) and will enter into consulting agreements with Mr. Merrick and Mr. McCain. The Board had also engaged Houlihan to render an opinion as to the fairness of the compensation paid to the Guarantors, from a financial point of view, to the Company’s stockholders.

See also information under the captions "Special Factors -- Effects of the Stock Split", "Special Factors -- Potential Disadvantages of the Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders" and “Interests of Certain Persons” in this Information Statement.

STRUCTURE OF THE STOCK SPLIT

The Stock Split includes both a reverse stock split and a forward stock split of our Common Stock. The Reverse Split is expected to occur following the close of trading on the Effective Date and the Forward Split is expected to occur immediately following the Reverse Split. Although the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to (i) abandon the Stock Split prior to the proposed Effective Date, (ii) change the Redemption Price or (iii) change the ratio of the Stock Split (“Split Ratio”) from 2,000 to a different figure (between a range of a minimum Split Ratio of 500 to a maximum Split Ratio of 3,000) if it determines that abandoning the Stock Split, changing the Redemption Price or changing the Split Ratio is in the best interests of the Company.

Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each 2,000 shares of Common Stock held in its account immediately prior to the effective time of the Reverse Split. If a registered stockholder holds more than 2,000 shares of Common Stock in its account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Stock Split. Such holders will not need to exchange or return any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. Any registered stockholder who holds fewer than 2,000 shares of Common Stock in its account immediately prior to the effective time of the Reverse Split will receive a cash payment of $3.75 per pre-split share instead of fractional shares.

We intend for the Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 2,000 shares of Common Stock in street name who wants to receive cash in the Stock Split should instruct its nominee to transfer such stockholder's shares into a record account in such stockholder's name in a timely manner and in any event prior to the Effective Date, to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Stock Split. A stockholder holding fewer than 2,000 shares of Common Stock in street name through a nominee who does not transfer shares into a record account prior to the Effective Date may not have its shares cashed out in connection with the Stock Split. For instance, a stockholder's shares may not be cashed out if such stockholder's nominee is a record holder of an aggregate of 2,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent. Stockholders may continue to sell their shares of the Company's Common Stock on the NASDAQ Stock Market until the Effective Date.

Illustrative Examples. The effect of the Stock Split on both cashed out Stockholders and continuing stockholders may be illustrated, in part, by the below illustrative examples which, solely for the purposes of these illustrative examples, assume the Board determines to use 2,000 as the Split Ratio. Note that these illustrative examples also assume that persons who hold shares of our common stock in “street name,” through a bank, broker or other nominee, are treated in the same manner as persons who hold shares of our common stock in their own names in registered form. Banks, brokers or other nominees will be instructed to effect the Stock Split for their customers holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than those applied for registered stockholders for processing the Stock Split and making payments for fractional shares, which may affect the results illustrated by these hypothetical scenarios. If you hold shares of our common stock with a bank, broker or other nominee and have any questions in this regard, we encourage you to contact your bank, broker or other nominee.

Hypothetical Scenario A -- Mr. A is a registered stockholder who holds 1,999 shares of our common stock in a record holder account in his name at the Effective Date of the Stock Split. Mr. A holds no other shares.

Result -- Mr. A will receive cash in the amount of $3.75 per share, without interest, for the 1,999 shares of common stock held prior to the Stock Split.

Note: If Mr. A wants to continue his investment in us he can, prior to the Effective Date, buy at least 1 more share and hold them in his account. Mr. A would need to act sufficiently in advance of the Effective Date.

Hypothetical Scenario B -- Ms. B holds 10 shares of our common stock in a brokerage account at the effective time of the Stock Splits. Ms. B holds no other shares.

Result -- We intend to treat stockholders holding common stock in “street name” in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Stock Split for their beneficial holders. Assuming that they do so, Ms. B will receive cash in the amount of $3.75 per share, without interest, for the 10 shares of common stock held prior to the Stock Split. If the bank, broker or nominee holding Ms. B’s shares have different procedures, or do not provide us with sufficient information on Ms. B’s holdings, then Ms. B may or may not receive cash for her shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of her shares.

Hypothetical Scenario C -- Result Mr. C holds 1,600 shares of our common stock in a record holder account in his name and 500 shares in a brokerage account at the Effective Date of the Stock Split. Mr. C holds no other shares.

Result -- Each of Mr. C’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Mr. C holds his shares in “street name” effects the Stock Split for its beneficial holders, Mr. C will receive cash in the amount of $3.75 per share, without interest, for the 2,100 shares of common stock held prior to the Stock Split.

Note: If Mr. C wants to continue his investment in us he can, prior to the Effective Date, combine his holdings into one account in his name. Mr. C would need to act sufficiently in advance of the Effective Date.

Hypothetical Scenario D -- Ms. D holds 2,000 shares of our common stock in a record holder account in her name and 2,000 shares in a brokerage account at the Effective Date of the Stock Split.

Result -- Ms. D will continue to hold 2,000 shares of common stock in a record holder account in her own name and 2,000 shares in a brokerage account after the Stock Split.

Hypothetical Scenario E --Mr. E holds 1,600 shares of common stock in one brokerage account and 600 shares in another brokerage account at the Effective Date of the Stock Split.

Result -- Each of Mr. E’s holdings will be treated separately. Assuming each of the brokerage firms with whom Mr. E holds his shares in “street name” effect the Stock Splits for their beneficial holders, Mr. E will receive cash in the amount of $3.75 per share, without interest, for the 2,200 shares of common stock held prior to the Stock Split.

Note: If Mr. E wants to continue his investment in us he can, prior to the Effective Date, combine his holdings into one account in his name. Mr. E would need to act sufficiently in advance of the Effective Date.

Hypothetical Scenario F -- Ms. F holds 1,500 shares in one record holder account and 500 shares in another identical record holder account at the Effective Date of the Stock Split.

Result -- Ms. F will continue to hold 2,000 shares of common stock after the Stock Split.

Hypothetical Scenario G --Mr. G and Ms. G each hold 2,000 shares in separate, individual record holder accounts, but also hold 500 shares of common stock jointly in another record holder account.

Result --Shares held in joint accounts (or in IRA or trust accounts) will not be added to shares held individually in determining whether a stockholder will be a cashed out Stockholder or a continuing stockholder. Accordingly, Mr. G and Ms. G will each continue to own 2,000 shares of common stock after the Stock Split in their separate accounts, but will receive $3.75 per share, without interest, for the shares held in their joint account.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project" and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS

Reasons for and Purposes of the Stock Split

The primary purpose of the Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.

As discussed further in this Information Statement under the caption "Special Factors -- Background of the Stock Split," the Board has for a number of years reviewed strategic alternatives to maximize stockholder value by reducing its operating costs. In particular, the Board has expressed concern about the expense of remaining a public reporting company and continuing to comply with the periodic reporting requirements of the Exchange Act in light of the extremely low trading volume of shares of the Company's Common Stock on the NASDAQ Stock Exchange.

The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. We have been unable to provide increased value to our stockholders as a public company, and particularly as a result of the increased cost and tangible and intangible burdens associated with being a reporting public company following the passage of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), we do not believe that continuing our public reporting company status is in the best interest of the Company or our stockholders.

The Board believes that the significant tangible and intangible costs of our being a public reporting company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock's extremely limited trading volume and public float have all but eliminated our ability to use our Common Stock as acquisition currency or to attract and retain employees.

Our Common Stock's extremely limited trading volume and public float have also impaired our stockholders' ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community. In addition, our directors and executive officers historically have owned a substantial percentage of our outstanding stock. As of the Record Date, our directors, executive officers and insiders beneficially owned approximately 40% of the outstanding shares. For information with respect to the shares beneficially owned by our directors and executive officers, see the information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement. Our directors and executive officers generally have not sold their shares, which has further limited our public float and trading volume. During the 12 months ended July 31, 2020, our stock traded with limited activity, with no reported trades occurring on 15 days and with a median daily trading volume of 2,300 shares for such 12-month period. Because the Common Stock has been thinly traded, entering into a large purchase or sale, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

Our status as a public reporting company has not only failed to benefit our stockholders materially, but also, in the Board's view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public reporting company, we incur direct costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur an estimated $300,000 annually before taxes in related expenses as follows:

Estimated Future Annual Savings to be Realized if the Company Eliminates Reporting Requirements

Audit Fees	$150,000
Listing Fees and Related Expenses	60,000
Insurance Costs	50,000
Legal and Board Fees	20,000
Internal Control Compliance	20,000

Total	$300,000

The estimates set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public reporting company by consummating the Stock Split at this time rather than continue to subject the Company to these burdens.

The substantial costs and burdens imposed on us as a result of being a public reporting company have increased significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the Commission. The overall executive time expended on the preparation and review of our public filings will likely continue to increase substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders.

See also information under the caption "Special Factors – Strategic Alternatives Considered" in this Information Statement for an additional description of the reasons why our Board approved the Stock Split instead of another alternative transaction structure.

The Stock Split will terminate the equity interests in the Company of approximately 2,800 record and beneficial holders of Common Stock; on or about November 29, 2020, each of these record and beneficial holders held fewer than 2,000 shares of Common Stock. We intend for the Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

The Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and the listing requirements of the NASDAQ Stock Exchange by deregistering and delisting our Common Stock. Additionally, the Stock Split will provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of our Common Stock in the open market.

Based on information available to us, we presently have an aggregate of approximately 2,900 record holders and beneficial holders of our Common Stock (collectively, "holders"), of which approximately 2,800 holders own less than 2,000 shares. In the aggregate, the shares held by these small holders comprise less than 19% of our outstanding shares of Common Stock. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board's view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Stock Split will enable us to eliminate much of these costs.

When the Stock Split is consummated, stockholders owning fewer than 2,000 shares of Common Stock will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our employees, executive officers, directors and continuing stockholders will benefit from any future increase in our earnings. The stockholders that will continue to have an equity interest in the Company after the Stock Split will own a security, the liquidity of which will be severely restricted. See also information under the captions "Recommendation of the Board; Fairness of the Stock Split" and "Fairness of the Stock Split to Stockholders" in this Information Statement.

The Stock Split will (i) cause us to cash out shares held by any stockholder holding fewer than 2,000 shares, (ii) not cash out any shares held by any stockholder holding at least 2,000 shares of Common Stock and (iii) change the aggregate percentage of Common Stock held by the remaining stockholders to 100%. However, the Board reserves the right, in its discretion, to (i) abandon the Stock Split prior to the proposed Effective Date, (ii) change the Redemption Price or (iii) change the ratio of the Stock Split (“Split Ratio”) from 2,000 to a different figure (between a range of a minimum Split Ratio of 500 to a maximum Split Ratio of 3000) if it determines that abandoning the Stock Split, changing the Redemption Price or changing the Split Ratio is in the best interests of the Company.

Strategic Alternatives Considered

In making the determination to proceed with the Stock Split, the Board evaluated a number of other strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Stock Split would be the simplest and most cost-effective approach to achieve the purposes described above. These alternatives were:

Self-tender offer. The Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing shares in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister in a reasonable period of time.

Going private through sale of the Company or similar transaction. The Board considered other “going private” transactions such as selling the company. However, in light of the complexity and high costs of such alternatives and the Company's current financial condition, the Board determined that such transactions were not practical, or in the best interest of our stockholders, at this time.

Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being public, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public reporting company without realizing the benefits of public company status.

Background of the Stock Split

The Company has experienced losses for a number of years and has engaged in many cost cutting measures over that period. As part of those exercises, the cost to the Company of remaining a reporting public company has been discussed and alternatives, including those highlighted above, explored. All of the alternatives for eliminating the administrative and financial burden of remaining a public reporting company required a significant level of funding. The Company was also in the need for additional funding for operating capital as well as other expansion projects.

At its meeting in December 2018, the Board considered various potential strategic alternatives in order to maximize stockholder value and to address the Board's concern regarding the general and administrative expenses associated with our reporting and filing requirements as a public reporting company. The Board discussed the merits of undertaking a transaction that would result in the Company suspending its public reporting obligations, referred to as "going dark." The Board authorized management to consult with outside counsel, to identify the possible legal implications of such a transaction. Recognizing that additional funding would need to be obtained to effect a going dark transaction the Board also authorized management to explore obtaining such financing.

During the first quarter of 2019, management considered various potential transaction structures, the most effective means of pursuing a going dark transaction and the advantages and disadvantages associated with the Company accomplishing it. Management analyzed its stockholder records to determine what factor of reverse stock split would result in the number of its record shareholders falling below 300 and estimated the cost to the Company in conducting a reverse stock split transaction. In connection with its deliberations, management consulted with its outside counsel, Howard & Howard. Management also discussed the tax and accounting implications of various strategic alternatives with its accountants.

In 2019 management also began to explore bank and other financing that may be available to it. After an exhaustive search, the Company determined that it would be unable to secure financing to fund the Stock Split Transaction and other capital needs of the Company without certain officers and other insiders of the Company providing a guarantee of the Company’s obligations to the lender.

In the first quarter of 2020 the Company began negotiations for a loan from Enterprise Bank and Trust in the amount of $4,000,000 (the “Loan”). The Loan will have a term of 5 years, principal and interest being amortized over a period of 20 years with the outstanding principal being due at the end of the term. The Loan will be secured by substantially all of the Company’s assets. In addition, Robert L. Montgomery, the Company’s Chairman, Stephen M. Merrick, the Company’s corporate counsel and Secretary, and Donald McCain, a substantial stockholder, each will guarantee a portion of the Company’s obligations under the Loan. In consideration of these individuals (the “Guarantors”) acting as guarantors, as well as these individuals’ ongoing services to the Company, the Company will make a one-time aggregate payment of $200,000 (shared among the Guarantors) and enter into consulting agreements with Mr. Merrick and Mr. McCain. The Board had also engaged Houlihan to render an opinion as to the fairness of the compensation paid to the Guarantors, from a financial point of view, to the Company’s stockholders. See also the information under the caption "Financing of the Stock Split", "Fairness of the Stock Split to Stockholders", and “Interests of Certain Persons” in this Information Statement.

The Board also began discussions with financial advisors with regard to receiving an opinion as to the fairness of (i) the Stock Split to Transaction to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Stock Split, (ii) the terms of the Loan and (ii) the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders.

At the May 21, 2020 Board meeting, the Board considered management's report on our various strategic alternatives and, in particular, the estimated costs and benefits of proceeding with a going dark transaction. All directors were present at the meeting. The Company’s general counsel advised the directors of their fiduciary obligations in considering and investigating the various strategic alternatives available to the Company. The Board explored in detail the advantages and disadvantages of each of the following strategic alternatives: a reverse stock split, a self-tender offer at a similar price per share, the purchase of shares in the open market, other going private transactions including through a sale of the Company, and maintaining the status quo.

The Board discussed in detail how the Sarbanes-Oxley Act, the rules and regulations promulgated by the Commission and the burden of complying with the periodic reporting requirements of the Exchange Act had increased substantially the cost of remaining a public reporting company and would further increase the cost in the near future. The Board's view was that these costs outweighed any benefits we or our stockholders received from our status as a public reporting company. The Board also discussed that, as a result of these dramatically increased compliance costs, that many similarly situated, small companies had and would continue to undertake similar transactions.

The Board generally concurred that eliminating the Company’s Exchange Act reporting obligations pursuant to a reverse stock was a desirable strategic alternative to pursue, provided that it was effected at a price and on terms fair to all of our stockholders. The Board discussed the costs, benefits, feasibility and fairness to all unaffiliated stockholders of following the reverse stock split with a forward stock split and limiting the payment of cash for interests in fractional shares to holders of a number of shares less than the final Split Ratio. The Board next considered the share ownership distribution among the Company's stockholders and potential cash distributions at various possible per share prices and Split Ratios from 1-for-500 to 1-for-3,000.

The Board considered establishing a special committee to consider the Company's strategic alternatives and retaining independent counsel for such committee. The Board also considered other procedural safeguards to assure the fairness of the going dark transaction to unaffiliated stockholders such as having an outside firm provide the Board with an opinion with respect to the fairness of (i) the Stock Split to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Stock Split, (ii) the terms of the Loan and (ii) the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders. Further, the Board determined that the procedural fairness of the Stock Split was supported by the fact that a stockholder could decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold more or less than 2,000 shares of Common Stock immediately prior to the Stock Split.

On May 26, 2020, the independent directors of the Board held a conference call with Howard & Howard, the Company’s outside counsel. Howard & Howard advised the independent directors of their fiduciary obligations in considering and investigating the various strategic alternatives available to the Company. Howard & Howard next summarized for the independent directors the legal and regulatory process required to effect the transaction, and informed the Board of the estimated timing for the various steps of this process.

The independent directors then discussed in great detail what steps should be taken to assure the fairness of the transaction to stockholders, in particular the fairness of the price paid to cashed out stockholders and the fairness of the remuneration to be paid to the Guarantors. The independent directors also discussed with Howard and Howard the advantages and disadvantages of creating a special committee of the Board to evaluate the Stock Split Transaction. Finally, the independent directors discussed whether the procedural fairness of the Stock Split would be further supported by requiring the affirmative vote of all independent directors and further requiring Mr. Robert L. Montgomery to abstain from voting on the issue of the fairness of the remuneration to be paid the Guarantors.

On June 20, 2020, the Board engaged Houlihan to advise the Board and provide the Board with an opinion with respect to as to the fairness of the Stock Split Transaction, the terms of the Loan and the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders.

On August 25, 2020 the Board held a meeting. All directors were present at the meeting. In addition, a representative from Howard & Howard was present and available during the meeting to address the questions and concerns of the Board. Howard & Howard advised the directors of their fiduciary obligations in considering and investigating the various strategic alternatives available to the Company.

The Board explored in detail the advantages and disadvantages of each of the following strategic alternatives: a reverse stock split, a self-tender offer at a similar price per share, the purchase of shares in the open market, other going private transactions including through a sale of the Company, and maintaining the status quo.

The Board and Howard & Howard also discussed in detail how the Sarbanes-Oxley Act, the rules and regulations promulgated by the Commission and the burden of complying with the periodic reporting requirements of the Exchange Act had increased substantially the cost of remaining a public reporting company and would further increase the cost in the near future. The Board's view was that these costs outweighed any benefits we or our stockholders received from our status as a public reporting company. The Board also discussed with Howard & Howard the legal and regulatory process required to effect the transaction, the proposed timeline for completion of the transaction and the documentation to be filed with the Commission in connection with the proposed Stock Split.

The Board generally concurred that eliminating the Company’s Exchange Act reporting obligations pursuant to a reverse stock was a desirable strategic alternative to pursue, provided that it was effected at a price and on terms fair to all of our stockholders. The Board discussed the costs, benefits, feasibility and fairness to all unaffiliated stockholders of following the reverse stock split with a forward stock split and limiting the payment of cash for interests in fractional shares to holders of a number of shares less than the final Split Ratio. The Board next considered the share ownership distribution among the Company's stockholders and potential cash distributions at various possible per share prices and Split Ratios from 1-for-500 to 1-for-3,000.

The Board considered establishing a special committee to consider the Company's strategic alternatives and retaining independent counsel for such committee. If the Board established a special committee represented by independent counsel, Mr. Robert L. Montgomery and Mr. Ryan Montgomery would have been excluded from participating in the deliberations of any such committee thereby insuring the committee's independence and the committee would have received legal advice regarding its strategic alternatives independent of the advice rendered to the Company by its outside counsel, Howard & Howard. Establishing a special committee would have created another protection of the procedural fairness of the transaction. After extended discussion, and considering the advice of counsel, the Board agreed that, in view of the limited number of independent directors and the cost of retaining separate independent counsel relative to the size of the transaction contemplated, the Board itself would ensure the procedural fairness of the transaction by having Houlihan provide the Board with an opinion with respect to as to the fairness of (i) the Stock Split to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Stock Split, (ii) the terms of the Loan and (iii) the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders. Further, the Board determined that the procedural fairness of the Stock Split was supported by the fact that a stockholder could decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold more or less than 2,000 shares of Common Stock immediately prior to the Stock Split. Finally, the Board determined that procedural farness of the Stock Split would be further supported by requiring the affirmative vote of all independent directors and further requiring Mr. Robert L. Montgomery to abstain from voting on the issue of the fairness of the remuneration to be paid the Guarantors.

A representative from Houlihan was also available to the Board at the meeting. Based upon, among other factors, its qualifications, costs and the recommendation of management, the Board confirmed the engagement of Houlihan to advise the Board and provide the Board with an opinion with respect to as to the fairness of (i) the Stock Split to all stockholders, including those whose shares would be cashed out pursuant to the Stock Split, (ii) the terms of the Loan and (ii) the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders. Houlihan then provided the Board with a draft of its fairness opinion and valuation analysis. The representative of Houlihan then discussed various assumptions and methodologies relevant to the valuation analyses performed by Houlihan. The Board asked detailed questions about the assumptions and methodologies used by Houlihan. The representative of Houlihan then informed the Board that, based upon the assumptions and methodologies described to the Board, it had concluded that the fair value per share of the Company's Common Stock, effective as of August 25, 2020 was between $3.00 and $4.00. In addition, Houlihan reviewed with the Board a draft of its opinion to the Board that, based upon and subject to the various considerations, qualifications and limitations set forth in the opinion, consideration of between $3.00 and $4.00 per share, pre-split, paid to fractional shareholders pursuant to the Stock Split is fair, from a financial point of view, to holders of shares of the Company's Common Stock. In addition, Houlihan’s opinion indicated that the terms of the Loan and the compensation paid to the Guarantors, were fair, all from a financial point of view, to the Company’s stockholders. The Board discussed the opinion, and the assumptions and methodologies upon which the opinion was based with Houlihan.

The Board then discussed the presentation by Houlihan and the proposed terms of the Stock Split and adopted the valuation analysis and opinion of Houlihan. The Board also considered the share ownership distribution among the Company's stockholders and potential cash distributions at various per share prices and Split Ratios from 1-for-500 to 1-for-3,000. The Board balanced the Company's desire to reduce the number of record stockholders and the Company's desire to minimize the cost of the Stock Split.

The Board then considered alternative treatments of the Company's outstanding stock options in connection with the proposed Stock Split Transaction. After extended discussion, the Board determined that, because of the symmetry of the Reverse Split and the Forward Split, the Stock Split would not cause dilution or enlargement of the benefits intended by the Company to be made available under the Company's stock option plan or with respect to any outstanding stock options. As a result, the Board determined that no adjustment to the outstanding stock options would be necessary or appropriate in connection with the Stock Split.

After the conclusion of the August 25, 2020 meeting, Houlihan delivered its final fairness opinion and valuation analysis to the Board. Houlihan did not ask us to provide, and we did not provide, any input regarding the valuation methodology or conclusions of Houlihan. Rather, Houlihan determined its own methodology and conclusions rather than simply rendering a fairness opinion as to a price established by the Board.

Subsequent to the August 25, 2020 meeting, on the basis of the valuation and opinion of Houlihan, its extended deliberations described elsewhere in this Information Statement in the sections entitled "Special Factors -- Reasons for and Purpose of the Stock Split," "Special Factors -- Strategic Alternatives Considered" and "Fairness of the Stock Split to Stockholders," the Board determined that, as of the Effective Date, a 1-for-2,000 Reverse Split followed by a 2,000-for-1 Forward Split, with a purchase price per pre-split share equal to $3.75, to be paid to holders of fewer than 2,000 pre-split shares, was fair to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Stock Split and those who would retain an equity interest in the Company subsequent to the consummation of the Stock Split. .

On September 8, 2020, the Board acted by unanimous written consent to approve the following:

WHEREAS, the Board of Directors of this Corporation, after full consideration, has determined that a reverse stock split of one for 2,000 shares immediately followed by a stock split of 2,000 for one share is in the best interests of this Corporation and of the shareholders of this Corporation.

WHEREAS, the reverse stock split, if consummated, will likely cause the outstanding common stock of the Corporation to be held of record by less than 300 persons and would accordingly permit the Corporation, at the election of its Board of Directors, to (i) terminate the registration of the Corporation’s common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) cause the common stock of the Corporation to cease to trade on the Nasdaq Stock Market and instead trade on the over the counter market and (iii) suspend the Corporation’s duty to file periodic reports with the Securities and Exchange Commission under Section 15(d) of the Exchange Act.

NOW, THEREFORE, BE IT RESOLVED, that, there is hereby authorized and approved, subject to the approval of a majority of the stockholders of this Corporation, a reverse stock split of the then outstanding shares of Common Stock of this Corporation such that each two-thousand (2,000) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock on the effective date of the reverse stock split shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of common stock of the Corporation, without any action by the holder thereof (the "Reverse Stock Split”); and

FURTHER RESOLVED, that in connection with the Reverse Stock Split shareholders of the Corporation who owned fewer than 2,000 shares of prior to the Reverse Stock Split and whose shares of common stock would be converted into less than one share of common stock as a result of the Reverse Stock Split, will receive in lieu of a fractional share a cash payment equal to the Redemption Price (as defined below) multiplied by the number of common shares owned by such shareholders immediately prior to the Reverse Stock Split; and

FURTHER RESOLVED, that immediately following the Reverse Stock Split the common stock of the Corporation be subject to a forward stock split pursuant to which each share of common stock of the Corporation outstanding upon consummation of the Reverse Stock Split will be converted into 2,000 shares of Common Stock (the “Forward Stock Split”), such that remaining shareholders of the Corporation shall own the same number of shares as such shareholders owned immediately prior to the Reverse Stock Split; and

FURTHER RESOLVED, The Board of Directors retained the services of Houlihan Capital, LLC ("Houlihan") to advise the Board as to the fair value of our pre-split shares and to render an opinion as to the fairness of the Stock Split, from a financial point of view, to holders of shares of the Company's Common Stock. Houlihan’s analysis and opinion set forth a range of prices considered as fair value of pre-split shares and the Board hereby sets the price at which shares shall be repurchased (the “Redemption Price”) at $3.75; and

FURTHER RESOLVED, that after consummation of the Reverse Stock Split and Forward Stock Split the Corporation is hereby authorized and directed to take such actions as the Board of Directors deems necessary or appropriate to terminate the registration of the Corporation’s common stock under Section 12(g) of the Exchange Act and suspend the Corporation’s duty to file periodic reports with the Securities and Exchange Commission (the “SEC”) under Section 15(d) of the Exchange Act; and

FURTHER RESOLVED, that the Corporation be and hereby is authorized and directed to prepare and file with the SEC, the Nasdaq Stock Market or any other regulatory body such filings, notices or certifications, including without limitation filings on Form 8-K, an Information Statement on Schedule 14C (17 CFR §240.14c-101) (the “Information Statement”) and such information as may be required under Schedule 13E-3 (17 CFR §240.13e-100) (the “Schedule 13E-3”); and

FURTHER RESOLVED, that the Corporation be and hereby is authorized and directed to mail or deliver to all shareholders of the Corporation the Information Statement and Schedule 13E-3; and

FURTHER RESOVLVED, that the forms of Certificate of Amendment to the Certificate of Incorporation of this Corporation to reflect the Reverse Stock Split and Forward Stock Split (the “Certificates of Amendment”) be and the same are approved and the proper officers of this Corporation be and they hereby are authorized and directed to file such Certificates of Amendment with the Secretary of State of Delaware (no sooner than 20 calendar days following the date the Information Statement is first mailed to shareholders) and will become effective immediately upon filing; and

FURTHER RESOLVED, that until the Certificates of Amendment have been filed with the Secretary of State of the State of Delaware the Board of Directors may it its discretion (i) abandon the Reverse Stock Split and Forward Stock Split, (ii) change the Redemption Price or (iii) change the ratio of the Reverse Stock Split and Forward Stock Split (“Split Ratio”) from 2,000 to a different figure with the range of a minimum Split Ratio of 500 to a maximum Split Ratio of 3000 if it determines that abandoning the Reverse Stock Split and Forward Stock Split, changing the Redemption Price or changing the Split Ratio is in the best interests of the Company.

RESOLVED FURTHER, that the foregoing resolutions of the Board of Directors shall be submitted to a duly called meeting of the stockholders of the Corporation or to written approval by Written Consent of the holders of a majority of the outstanding shares of Common Stock of the Corporation, such resolutions becoming effective upon the time of such approval by the stockholders.

Effects of the Stock Split

If effected, based on information available to us, the Stock Split will reduce the number of record and beneficial stockholders of our Common Stock from approximately 2,900 to approximately 100. This reduction in the number of our registered stockholders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission. We will also delist our shares of Common Stock from the NASDAQ Stock Exchange. Additionally, certain provisions of the Exchange Act will no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

For a total expenditure by us of up to approximately $100,000 in transaction costs (including advisory, legal, financial, accounting and other fees and costs) and approximately $1,400,000 in purchase costs for fractional shares, we estimate we will realize an estimated $300,000 in cost savings on an annual basis by terminating our public reporting company status.

The effect of the Stock Split on each stockholder will depend on the number of shares that such stockholder owns. Registered stockholders holding more than 2,000 shares of Common Stock will be unaffected by the Stock Split. Registered stockholders and stockholders holding shares of Common Stock in street name through a nominee (i.e., a broker or a bank) holding fewer than 2,000 shares of Common Stock will have their shares converted into the right to receive a cash amount equal to $3.75 per share. See also "Structure of the Stock Split" in this Information Statement for additional information with respect to the effect of the Stock Split on each stockholder.

Potential Disadvantages of the Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

Stockholders owning fewer than 2,000 shares of Common Stock immediately prior to the Effective Date of the Stock Split will, after giving effect to the Stock Split, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. It is expected that 2,800 holders will be fully cashed out in the Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders though the Company will have the right to sell additional shares to select persons after the Stock Option Transaction.

The Stock Split will require stockholders who own fewer than 2,000 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Stock Split, but the Board has concluded that the completion of the Stock Split overall will benefit these stockholders because of, among other reasons, the liquidity provided to them by the transaction at a price determined by the Board to be fair to these stockholders.

The Stock Split will increase the percentage of beneficial ownership of each of the officers, directors and major stockholders of the Company. Based on an assumed cash-out of approximately 330,000 shares, the percentage ownership of each holder remaining after the Stock Split will increase by approximately 23%. By way of example, if a holder held 10% of the outstanding Common Stock prior to the Reverse/Forward Stock Split, such holder would hold approximately 12.3% after the Stock Split. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement.

Potential disadvantages to our stockholders who will remain as stockholders after the Stock Split include decreased access to information and decreased liquidity as a result of the termination of the listing of our Common Stock on the NASDAQ Stock Exchange. When the Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act.

Effect of the Stock Split on Option Holders

Regardless of whether an outstanding stock option provides a right to purchase less than, equal to or greater than 2,000 shares, the number of shares underlying each such outstanding stock option granted by the Company under its stock option plan will not change as a result of the Stock Split. The Board, as administrator of the Company's stock option plan, has determined that no adjustment to the outstanding stock options is necessary or appropriate in connection with the Stock Split. Because of the symmetry of the 1-for-2,000 Reverse Split and the 2,000-for-1 Forward Split, the Board has determined that the Stock Split will not cause dilution or enlargement of the benefits intended by the Company to be made available under the Company's stock option plan or with respect to any outstanding stock options.

Financial Effect of the Stock Split

Completion of the Stock Split will require approximately $1,500,000 of cash, which includes $100,000 for advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. Based upon analysis of the share ownership distribution among the Company's stockholders, the Board chose to limit the scope of the Stock Split to 1-to-2,000 and then 2,000-to-1 in light of the Company's continuing working capital needs.

To fund the Stock Split Transaction, the Company will enter into a loan agreement with Enterprise Bank and Trust whereby the Company will borrow the amount of $4,000,000 (the “Loan”). The Loan will have a term of 5 years, principal and interest being amortized over a period of 20 years with the outstanding principal being due at the end of the term. The Loan will be secured by materially all of the Company’s assets. In addition, Robert L. Montgomery, the Company’s Chairman, Stephen M. Merrick, the Company’s corporate counsel and Secretary, and Donald McCain, a substantial stockholder, will each guarantee a portion of the Company’s obligations under the Loan. In consideration of these individuals (the “Guarantors”) acting as guarantors, as well as these individuals’ ongoing services to the Company, the Company will make a one-time aggregate payment of $200,000 (shared among the Guarantors) and enter into consulting agreements with Mr. Merrick and Mr. McCain. The Board had also engaged Houlihan to render an opinion as to the fairness of the terms of the Loan and the compensation paid to the Guarantors, from a financial point of view, to the Company’s stockholders. See also the information under the caption "Financing of the Stock Split", "Fairness of the Stock Split to Stockholders", and “Interests of Certain Persons” in this Information Statement.

Federal Income Tax Consequences of the Stock Split

The following is a summary of the material U.S. federal income tax consequences of the Stock Split to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their shares of our Common Stock as a capital asset. This summary does not address any state, local, foreign, or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. No assurance can be given that possible changes in such United States federal income tax laws or interpretations will not adversely affect this summary. This summary is not binding on the Internal Revenue Service (the “IRS”).

Except as otherwise noted, the federal income tax consequences to stockholders described below is the same for both affiliated stockholders and unaffiliated stockholders. The following summary does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that may be subject to special tax rules, including, without limitation: financial institutions, tax-exempt organizations (including private foundations), insurance companies, dealers in securities, foreign investors, pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein), holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, certain former citizens or long-term residents of the United States, and persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code.

This summary assumes that you are one of the following: a citizen or resident of the United States; a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state); an estate the income of which is subject to federal income taxation regardless of its sources; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner with respect to the Stock Split Transaction generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the U.S. federal, state, local, and foreign income tax consequences of the Stock Splits.

NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS IN CONNECTION WITH THE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Tax Consequences to the Company. We believe that the Stock Split generally should be treated as a tax-free “recapitalization” or other non-recognition event for federal income tax purposes in which case the Transaction should have no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who Do Not Receive Cash in the Stock Split. If you receive no cash as a result of the Stock Split, but continue to hold our shares of common stock immediately after the Stock Split, you will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares you hold immediately after the Stock Split will equal the aggregate adjusted tax basis of the shares you held immediately prior to the Stock Split, and the holding period in those shares will be the same as immediately prior to the Stock Split.

Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Split and Who Will Own, or Will Be Considered under the Code to Own, Shares of Common Stock After the Stock Split. In some instances, you may be entitled to receive cash in the Stock Split for shares of our common stock you hold in one capacity, but continue to hold shares in another capacity. For example, you may own fewer than 2,000 shares in your own name (for which you will receive cash) and own at least 2,000 shares in your brokerage account in “street name.” Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than 2,000 shares in your own name (for which you will receive cash) and your spouse owns at least 2,000 shares (which will continue to be held following the completion of the Stock Split), the shares owned by your spouse will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our common stock, for federal income tax purposes, immediately after the Stock Split, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you, or a member of your family, have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of common stock you own in another capacity, or which are attributed to you, may remain outstanding.

If you receive cash as a result of the Stock Split, but are treated as continuing to own shares of common stock through attribution as described above, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares, provided that the receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below. Gain or loss must be calculated separately with respect to each block of shares of common stock exchanged in the Stock Split.

Not Essentially Equivalent to a Dividend. The receipt of cash is “not essentially equivalent to a dividend” if the reduction in your proportionate interest in us resulting from the Stock Split (taking into account for this purpose shares of common stock which you are considered to own under the attribution rules described above) is considered a “meaningful reduction” given your particular facts and circumstances. The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test.

Substantially Disproportionate Redemption of Stock. The receipt of cash in the Stock Splits will be a “substantially disproportionate redemption of stock” if (a) you own less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by you immediately after the Stock Splits is less than 80% of the percentage of shares of voting stock owned by you immediately before the Stock Split. For purposes of these percentage ownership tests, you are considered to own common stock owned directly as well as indirectly through the application of the attribution ownership rules described above.

Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Stock Split Transaction. The deductibility of capital loss is subject to limitations. If you are an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 20%. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 20% federal income tax rate on any cash received in the Stock Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the common stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.

If the receipt of cash in exchange for shares of common stock is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the your aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

 If you, or a person or entity whose ownership of shares would be attributed to you, will continue to hold common stock immediately after the Stock Split, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Stock Split, in light of your specific circumstances.

Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Split and Who Will Not Own, or Will Not Be Considered under the Code to Own, Shares of Common Stock After the Stock Split. If you receive cash as a result of the Stock Split and you do not own, and are not considered to own, shares of our common stock immediately after the Stock Split, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares. Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Stock Split. The deductibility of capital loss is subject to limitations.

Backup Withholding. If you receive cash as a result of the Stock Split, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the Stock Split to avoid backup withholding requirements that might otherwise apply. You will be required to deliver or provide such information following the effective time of the Stock Split. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.

FAIRNESS OF THE STOCK SPLIT TO STOCKHOLDERS

The Board determined that the Stock Split, including the proposed cash payment of $3.75 per pre-split share to stockholders whose shares will be cashed out, is substantively fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing stockholders of the Company.

With respect to the stockholders whose shares would be cashed out, the Board relied upon, among other things, the determination of the range of fair values per pre-split share by Houlihan. The Board adopted the analyses and conclusions of Houlihan that a price of between $3.00 and $4.00 per pre-split share payable to fractional shareholders would be fair, from a financial point of view, to holders of shares of the Company's Common Stock, including those stockholders who will receive cash payments in connection with the Stock Split and will not be continuing stockholders of the Company. The Board ultimately decided upon a per share price of $3.75 per share.

With respect to the fairness of the Stock Split to the stockholders whose stock would not be cashed out in the Stock Split, the Board also relied on the fact that the amount being paid to stockholders whose stock would be cashed out was not in excess of the value determined to be the fair value of such stock by Houlihan. In addition, the Board noted that voting control of over 40 % of the shares held by stockholders who would remain stockholders after the Stock Split was held by members of the Board, executives and insiders so that the interests of such holders were aligned with the interests of the members of the Board.

The Board also considered certain factors related to the analyses of Houlihan in determining the fairness of the Stock Split to all of our unaffiliated stockholders, including:

Adjusted book value analysis. The Board considered analyzing the balance sheet and liquidation value of our assets but, because the Company operates as going concern and is not asset intensive, determined that such analysis would almost surely value a pre-split share of the Company's Common Stock at less than the value determined by Houlihan and understate the value per pre-split share of the Company's Common Stock.

Income Approach applying the Discounted Cash Flow Method, Market Approach applying the Guideline Public Company Method and Market Approach applying the Comparable Transactions Method. The Board considered valuing the Company assuming the Income Approach applying the Discounted Cash Flow Method, Market Approach applying the Guideline Public Company Method and Market Approach applying the Comparable Transactions Method. The Board analyzed Houlihan’s valuations and the price ranges established by those calculations.

In ultimately determining to pay $3.75 per pre-split share to fractional holders, the Board implied a $6.55 million enterprise value of the Company.

The Board also considered the fairness of the Loan to the Company, and based on the opinion of Houlihan and its review of current market terms, determined the terms of the Loan to be fair to the Company and its stockholders. The Board next considered the fairness of the consideration to be paid to the Guarantors in consideration of their guaranteeing the Loan. Based on the opinion of Houlihan and considering that the Company had been unable to obtain financing without such guarantees determined the consideration to be paid to the Guarantors to be fair to unaffiliated stockholders.

You can read more about Houlihan’s analysis under the section entitled "Fairness Opinion – Opinion of Houlihan in this Information Statement.

The Board determined that the primary additional factor supporting the fairness of the Stock Split to those unaffiliated stockholders who will be continuing stockholders of the Company is the cost reduction anticipated to result from the transaction. Stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized from the termination of our public reporting company status, estimated to be not less than $300,000 annually before taxes.

The Board determined that certain additional factors supported the fairness of the Stock Split to those unaffiliated stockholders whose shares will be cashed out, including:

Immediate cash payment. Those stockholders who own less than 2,000 shares of our pre-split Common Stock will receive an immediate cash payment of $3.75 per pre-split share and will not pay the commissions that such stockholders would have to pay if they attempted to sell their shares in the open market.

Current and historical market prices for our Common Stock. The proposed transaction price of $3.75 per pre-split share of Common Stock compares favorably to the public market prices of our Common Stock over the past 12 months, as well as to the market price of our Common Stock prior to the public announcement of the Stock Split on October 19, 2020. As discussed above, in addition to receiving a price related to the trading price of our Common Stock on any shares cashed out as a result of the Stock Split, such stockholders will achieve liquidity without incurring brokerage costs. Furthermore, the Board considered that, with limited liquidity in the public market for our Common Stock, only a small portion of our unaffiliated stockholders would have been able to attain the public prices before the stock price decreased measurably.

Undiscounted Price. The proposed transaction price of $3.75 per pre-split share does not include any discount for the lack of liquidity of our Common Stock or for the minority status of the shares of our Common Stock owned by unaffiliated stockholders.

The Board determined that certain additional factors supported the fairness of the Stock Split to all of our unaffiliated stockholders, including:

Purchases to continue stock ownership. Stockholders may, depending on the availability of shares for purchase and the number of shares they currently hold, elect to remain stockholders of the Company by acquiring sufficient additional shares so that they will hold at least 2,000 shares of Common Stock in their account immediately prior to the Stock Split, which allows them to control the decision to remain stockholders after the Stock Split is effected or to receive cash consideration offered in connection with the Stock Split.

Sales or transfers to discontinue stock ownership. Stockholders who would otherwise retain an equity interest in the Company after the completion of the Stock Split may, depending on the demand for their shares, have some control as to whether they will retain an interest in the Company by selling or transferring shares of Common Stock prior to the effectiveness of the Stock Split to bring their equity interest to below 2,000 shares, and, therefore, be in a position to be cashed out pursuant to the Stock Split. However, stockholders contemplating such sales or transfers should note that, although the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to (i) abandon the Stock Split prior to the proposed Effective Date, (ii) change the Redemption Price or (iii) change the ratio of the Stock Split (“Split Ratio”) from 2,000 to a different figure (between a range of a minimum Split Ratio of 500 to a maximum Split Ratio of 3000) if it determines that abandoning the Stock Split, changing the Redemption Price or changing the Split Ratio is in the best interests of the Company.

No firm offers to acquire control of the Company. We have not received, during the past two years any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control of the Company.

Stockholder rights. The Stock Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Stock Split.

Fairness Opinion

We engaged Houlihan to advise the Board as to the fair value per pre-split share of our Common Stock and deliver an opinion as to fairness of (i) the Stock Split to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Stock Split, (ii) the terms of the Loan and (iii) the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders. The methods used by Houlihan in evaluating and analyzing the Stock Split are discussed in detail below under the caption "Fairness Opinion -- Opinion of Houlihan " in this Information Statement.

Procedural Fairness to All Stockholders

The Board determined that the Stock Split Transaction is procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Stock Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. In reaching this conclusion, the Board determined that our receipt of a valuation from Houlihan was a critical procedural safeguard protecting the interests of all unaffiliated stockholders. Houlihan provided an opinion with respect to the fairness of (i) the Stock Split to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Stock Split, (ii) the terms of the Loan and (ii) the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders. In connection with providing its fairness opinion, Houlihan conducted an independent valuation of the Company and determined the fair value per pre-split share of our Common Stock.

Houlihan did not ask us to provide, and we did not provide, any input regarding the valuation methodology or conclusions of Houlihan. Rather, Houlihan determined its own methodology and conclusions rather than simply rendering a fairness opinion as to a price established by the Board.

The Board relied significantly on the independent determination by Houlihan of the range of per share prices at which shares of pre-split Common Stock would be cashed out in the Stock Split in determining that the Stock Split is procedurally fair to the stockholders whose shares would be cashed out. Unlike many transactions, the Board relied on an independent party to determine a range of prices and then selected the price at the high end of the range, rather than simply render an opinion as to the fairness of that price. Moreover, Houlihan, rather than the Board, determined its own methodology for determining the price at which shares would be cashed out.

In addition, the procedural fairness to unaffiliated stockholders is supported by the fact that a stockholder can decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold more or less than 2,000 shares of Common Stock immediately prior to the Stock Split.

The Board also relied significantly on the independent determination by Houlihan of the range of per share prices at which shares of pre-split Common Stock would be cashed out in the Stock Split to conclude that the Stock Split is procedurally fair to the stockholders who would remain stockholders after the transaction, in this case because the independent determination demonstrates that the Company was not paying more than fair market value for the shares that will be cashed out. The procedural fairness to unaffiliated stockholders is supported by the fact that a stockholder can decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold less than 2,000 shares of Common Stock immediately prior to the Stock Split.

The Board unanimously concluded that the Stock Split is in our best interests and the best interests of all of our unaffiliated stockholders.

Because of the relatively small size of the Board, we decided not to create a Special Committee of the Board to approve the Stock Split Transaction. Further, creating a Special Committee and retaining independent counsel for such a committee would significantly increase the cost of the Stock Split, which could in turn reduce the amount available to pay stockholders who receive cash following the Stock Split and reduce our available cash. In light of its determination that the interests of unaffiliated stockholders were protected by (i) our receipt of a valuation and a fairness opinion from Houlihan, (ii) the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Stock Split by buying or selling shares of Common Stock in the stock market, (iii) requiring the affirmative vote of all independent directors and (iv) requiring Mr. Robert L. Montgomery to abstain from voting on the issue of the fairness of the remuneration to be paid the Guarantors, the Board did not create a Special Committee or retain independent counsel.

The Board determined not to condition the approval of the Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because 58% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Stock Split. In addition, based on information available to us, a large number of our holders hold a small amount of shares of our Common Stock. Perhaps because of the small number of shares that they hold, the Board believes that these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated shareholders was not required under Delaware law.

Further, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.

The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the Delaware General Corporation Law, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders' access to our corporate files, the Board determined that this Information Statement, together with our other filings with the Commission, provide adequate information for unaffiliated stockholders. The Board also considered the fact that under the Delaware General Corporation Law and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.

The Board determined that the process leading up to the approval of the Stock Split was procedurally fair to the stockholders because of the structural fairness of the Stock Split and the safeguards that the Board did put into place. The critical procedural safeguard that the Board used was our engagement of Houlihan not only to render an opinion as to the fairness, from a financial point of view, of the Stock Split to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company, but first to determine independently a price range for the fair value of our pre-split shares. The Board relied significantly on the independent determination of Houlihan of the price at which shares of pre-split Common Stock would be cashed out in the Stock Split to conclude that the Stock Split is procedurally fair to the stockholders who would remain stockholders after the transaction, in this case because the independent determination demonstrates that the Company was not paying more than fair market value for the shares that will be cashed out. See also information under the captions "Fairness of the Stock Split to Stockholders" in this Information Statement.

Opinion of Houlihan

On June 19, 2020, we retained Houlihan to advise the Board as to the fair value per pre-split share of our Common Stock and to render an opinion to the Board as the fairness of (i) the Stock Split Transaction to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Stock Split, (ii) the terms of the Loan and (iii) the compensation paid to the Guarantors, all from a financial point of view, to the Company’s stockholders. Pursuant to the terms of the Houlihan engagement letter with us, dated June 19, 2020 (the " Houlihan Engagement Letter"), for services rendered by Houlihan, we will pay Houlihan aggregate fees of $60,000. We also agreed to reimburse Houlihan for all reasonable out-of-pocket expenses incurred by Houlihan in connection with the matters contemplated by the Houlihan Engagement Letter. In addition, we agreed to indemnify and hold harmless Houlihan, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, for Losses (as defined in the Houlihan Engagement Letter) from (i) any breach of a representation, or warranty by the Company contained in the Houlihan Engagement Letter, or (ii) any activities or services performed thereunder by Houlihan; except for Losses that were the result of the intentional misconduct, bad faith or gross negligence of the indemnified persons or their material breach of the obligations under the Houlihan Engagement Letter.

On October 16, 2020, Houlihan provided an opinion to the Board, that, as of the date of such opinion, consideration of $3.00 to $4.00 per share, pre-split, paid to fractional shareholders pursuant to the Stock Split would be fair to fractional shareholders, from a financial point of view. The opinion further stated that the terms of the Loan and the remuneration paid to the Guarantors in connection with the bank loan received by the Company obtained in part to fund the Stok Split Transaction was fair to the Company’s stockholders, from a financial point of view. The full text of the opinion of Houlihan, which sets forth assumptions made, matters considered, procedures followed and the qualifications and limitations on the scope of the review undertaken by Houlihan in rendering its opinion, is attached as Annex B-1 to this Information Statement and is incorporated herein by reference. Houlihan’s opinion is for the use of the Board and addresses the fairness, from a financial point of view, of the Stock Split Transaction to holders of shares of the Company's Common Stock, including those stockholders who will receive cash payments for their pre-split shares. The opinion does not address, in any manner, the relative merits of the Stock Split as compared to any other business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. The opinion does not address the relative merits of obtaining the Loan. Holders of shares of Common Stock are urged to, and should, read the opinion in its entirety.

In preparing its opinion, Houlihan, among other things: (i) reviewed certain documents filed publicly with the Securities and Exchange Commission; (ii) reviewed certain information, including financial data, operational and business information related to the earnings, cash flow, assets, capital structure and prospects of the Company; (iii) interviewed senior management of the Company telephonically; (iv) reviewed and analyzed publicly available industry information as well as proprietary third party merger and acquisition data purchased from a reputable source; (v) reviewed historical trading prices of the Company's Common Stock; (vi) performed liquidation and comparable company sale analyses and compared the Company to other publicly traded companies in the same, or similar, industries; and (vii) conducted such financial analyses and reviewed such other information as Houlihan deemed appropriate in order to render its opinion.

In preparing and rendering its opinion, Houlihan relied upon the accuracy and completeness of all financial and other information provided to or discussed with Houlihan by the Company and its representatives and/or accessed by Houlihan through publicly available sources. Houlihan did not assume any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. Houlihan relied on the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed, or the conclusions reached, by Houlihan inaccurate, incomplete or misleading in any material way. Houlihan’s opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of October 16, 2020, the date of the opinion.

Houlihan’s opinion and financial analyses were two of the many factors considered by the Board in its evaluation of the Stock Split and should not be viewed as determinative of the view of the Board with respect to the Stock Split or the cash consideration payable to holders of Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company.

The following is a summary of the material financial analyses performed by Houlihan in connection with its opinion. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by Houlihan was carried out in order to provide a different perspective on the Stock Split and to add to the total mix of information available. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the range of per share prices to be paid to holders of the Common Stock who will hold fractional shares immediately following the Reverse Stock Split. Rather, in reaching its conclusion, Houlihan relied upon the results of the analyses taken as a whole and also on application of Houlihan's own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, Houlihan has indicated to the Board that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying Houlihan’s opinion. The analyses performed by Houlihan are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Houlihan reached its per share price range determination by employing three analytical valuation approaches: (i) the Income Approach applying the Discounted Cash Flow Method, (ii) the Market Approach applying the Guideline Public Company Method and (iii) the Market Approach applying the Comparable Transactions Method. Houlihan also considered the current and historic publicly traded stock prices of the Company’s shares of common stock.

Income Approach applying the Discounted Cash Flow Method

The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. The first step in a DCF analysis involves projecting enterprise net cash flows (free cash flows) derived from normalized historical data, management insights, and trend analysis to analyze formal projections for a period of time that adequately reflects the primary growth phase of the subject company to a point where a normalized or steady-state of growth and profitability has been reached. The calculation of enterprise net cash flow is as follows: Earnings Before Interest and Taxes (“EBIT”) Less: Income Taxes on EBIT Plus: Depreciation & Amortization Expense Less (or Plus): Increases (or Decreases) to Net Working Capital Less: Capital Expenditures Equals: Enterprise Net Cash Flow The second step in a DCF analysis is to discount the projected enterprise net cash flows to their present value as of the Date of Value using an appropriate discount rate. This discount rate should consider the time value DRA.

Market Approach applying the Guideline Public Company Method

The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics. Houlihan Capital was able to identify a sufficiently robust set of guideline public companies similar to the Company.

Market Approach applying the Comparable Transactions Method

The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method. Houlihan Capital was able to identify a sufficiently robust set of comparable transactions and did utilize the Comparable Transactions Method of the Market Approach to support the Opinion.

Houlihan also considered the current and historic prices of the Company’s publicly traded stock.

Based on the foregoing valuation methodologies and other financial analysis performed, in Houlihan’s opinion, consideration of $3.00 to $4.00 per share, pre-split, paid to fractional shareholders pursuant to the Reverse Stock Split would be fair, from a financial point of view.

Termination of Exchange Act Registration

Our Common Stock is currently registered under the Exchange Act and quoted on the NASDAQ Stock Exchange. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of August 26, 2020, we had approximately 2,900 record and beneficial holders of our Common Stock. Upon the effectiveness of the Stock Split, we expect to have approximately 100 record and beneficial holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the NASDAQ Stock Exchange as promptly as possible after the Effective Date.

Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a non-reporting company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors' and officers' fiduciary duties to us and our stockholders.

Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Furthermore, there will no longer be a public market for our Common Stock. Future trading in our Common Stock will not be conducted on an exchange, but through FINRA registered broker/dealers choosing to make a market for our Common Stock

We estimate that termination of registration of our Common Stock under the Exchange Act will save us an estimated $300,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations. See also information under the caption "Special Factors -- Reasons for and Purposes of the Stock Split" in this Information Statement.

DESCRIPTION OF THE STOCK SPLIT

Amendments of Certificate of Incorporation to Effect the Stock Split

The Board determined that it is advisable to amend our Certificate of Incorporation to effect a 1-for-2,000 Reverse Split of Common Stock immediately followed by a 2,000-for-1 Forward Split of Common Stock, and to provide for the cash payment of $3.75 per pre-split share in lieu of fractional shares of Common

Stock that would otherwise be issued following the Reverse Split.

Regulatory Approvals

Aside from stockholder approval of the Certificates of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

We have received the written consent of stockholders holding in aggregate 51.5% of the issued and outstanding shares of Common Stock. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Stock Split has been obtained and the vote of other stockholders is not necessary.

The Board determined not to condition the approval of the Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because a percentage of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Stock Split. In addition, many of our stockholders own a very small number of shares of our Common Stock. Perhaps because of the small number of shares that they hold, the Board believes that these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated shareholders was not required under Delaware law.

Holders as of Effective Date; Net Effect After Stock Split

Stockholders holding fewer than 2,000 pre-split shares of Common Stock will be cashed out at a price of $3.75 per share, and the holdings of all other stockholders will be unchanged. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.

NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY'S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE STOCK SPLIT.

The proposed Certificates of Amendment are attached as Annexes A-1 and A-2 to this Information Statement. The Stock Split will become effective upon the filing of the proposed Certificates of Amendment with the Office of the Secretary of State of the State of Delaware.

Exchange of Certificates for Cash Payment or Shares

We will file Certificates of Amendment with the Office of the Secretary of State of the State of Delaware and effect the amendments set forth in Annexes A-1 and A-2 to this Information Statement. The Stock Split will become effective at the times set forth in the Certificates of Amendment.

As soon as practicable after the Effective Date, record holders holding fewer than 2,000 shares will be notified and asked to surrender their certificates representing shares of Common Stock to the Exchange Agent. Record holders owning fewer than 2,000 shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $3.75 per pre-split share. Those record holders beneficially owning at least 2,000 shares of Common Stock will continue to hold the same number of shares of Common Stock.

If the Stock Split is effected, any stockholder owning fewer than 2,000 shares of the currently outstanding Common Stock will cease to have any rights with respect to our Common Stock, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 2,000 shares after the Stock Split is effected.

No service charges will be payable by stockholders in connection with the exchange of certificates for cash, all expenses of which will be borne by us.

Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his, her or its nominee to determine how the Stock Split will affect them. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Stock Split. However, if you are a beneficial owner of fewer than 2,000 shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the Effective Date, which is anticipated to be on or after November 19, 2020, the date 20 calendar days after the date we anticipate that this Information Statement will first be mailed to our stockholders. A stockholder holding fewer than 2,000 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares cashed out in connection with the Stock Split. For instance, such stockholder's shares may not be cashed out if such stockholder's nominee is a record holder of an aggregate of 2,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent.

In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.

Appraisal Rights

No appraisal rights are available under either the Delaware General Corporation Law or our Certificate of Incorporation to any stockholder.

FINANCING OF THE STOCK SPLIT

Completion of the Stock Split will require approximately $1,500,000 which includes advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us.

The Company will enter into a loan agreement with Enterprise Bank and Trust whereby the Company will borrow the amount of $4,000,000 (the “Loan”). The Loan will have a term of 5 years, principal and interest being amortized over a period of 20 years with the outstanding principal being due at the end of the term. The Loan will be secured by materially all of the Company’s assets. In addition, Robert L. Montgomery, the Company’s Chairman, Stephen M. Merrick, the Company’s corporate counsel and Secretary, and Donald McCain, a substantial stockholder, will each guarantee a portion of the Company’s obligations under the Loan. In consideration of these individuals (the “Guarantors”) acting as guarantors, as well as these individuals’ ongoing services to the Company, the Company will make a one-time aggregate payment of $200,000 (shared among the Guarantors) and enter into consulting agreements with Mr. Merrick and Mr. McCain. The Board had also engaged Houlihan to render an opinion as to the fairness of the Loan terms and the compensation paid to the Guarantors, from a financial point of view, to the Company’s stockholders. See also the information under the captions "Fairness of the Stock Split to Stockholders -- Fairness Opinion", and “Interests of Certain Persons” in this Information Statement.

You should read the discussion under the caption "Costs of the Stock Split" in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.

COSTS OF THE STOCK SPLIT

The following is an estimate of the costs incurred or expected to be incurred by us in connection with Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of paying for shares of those stockholders holding fewer than 2,000 shares pursuant to the Stock Split.

Advisory and Fairness Opinion Fees	$60,000
Transfer Agent Fees and Related Expenses	20,000
Legal and Board Fees	20,000

Total	$100,000

INTERESTS OF CERTAIN PERSONS

Except for the compensation paid to the Guarantors in consideration for their guarantees of the Loan as described above, we will make no payments to officers, directors or insiders in connection with this transaction. The executive officers and directors immediately prior to the transaction will be the executive officers and directors of the Company after the transaction.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE STOCK SPLIT

We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize time and cost savings as a result of terminating our public reporting company status. When the Stock Split is consummated, all persons owning fewer than 2,000 shares of Common Stock at the Effective Date of the Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company, and therefore will not participate in our future potential earnings and growth.

When the Stock Split is effected, we believe that, based on our stockholder records, approximately 100 record holders will remain as record holders of Common Stock, beneficially owning 100% of the outstanding Common Stock. Stockholders who currently beneficially own approximately 81% of the outstanding Common Stock will beneficially own 100% of the outstanding Common Stock after the Stock Split. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement. When the Stock Split is effected, members of the Board, our executive officers and insiders will beneficially own approximately 49% of the outstanding Common Stock.

We plan, following the consummation of the Stock Split, to become a non-reporting company. The registration of our Common Stock under the Exchange Act will be suspended and our Common Stock will cease to be listed on the NASDAQ Stock Exchange. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and our officers and directors and stockholders owning more than 10% of our Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be to enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act.

As stated throughout this Information Statement, we believe that there are significant advantages to effecting the Stock Split and going dark.

Other than as described in this Information Statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) to sell or transfer any material amount of our assets; (iii) to change our Board or management; (iv) to change materially our indebtedness or capitalization; or (v) otherwise to effect any material change in our corporate structure or business.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE STOCK SPLIT

The Board believes that the Stock Split Transaction is fair to our unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Stock Split. The discussion below summarizes the material factors, both positive and negative, considered by the Board in reaching their fairness determination, in addition to the detailed discussion in this Information Statement under the captions "Special Factors -- Reasons for and Purposes of the Stock Split," "Special Factors -- Strategic Alternatives Considered," "Special Factors -- Background of the Stock Split" and "Special Factors -- Effects of the Stock Split." For the reasons described above under the caption "Fairness Opinion -- Procedural Fairness to All Stockholders," the Board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Stock Split.

In consideration of the factors discussed under the captions "Special Factors -- Reasons for and Purposes of the Stock Split," "Special Factors -- Strategic Alternatives Considered," "Special Factors -- Background of the Stock Split," "Special Factors -- Effects of the Stock Split" and "Recommendation of the Board; Fairness of the Stock Split" in this Information Statement, the Board approved the Stock Split Transaction by a unanimous vote of the Board, submitted the Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Certificates of Amendment and the payment of cash of $3.75 per pre-split share to record holders who hold fewer than 2,000 shares as described above. Each member of the Board who owns, or controls directly or indirectly, shares of Common Stock has voted his shares, or caused all such controlled shares to be voted, in favor of the Stock Split.

Reservation of Rights

Although the Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to (i) abandon the Stock Split prior to the proposed Effective Date, (ii) change the Redemption Price or (iii) change the ratio of the Stock Split (“Split Ratio”) from 2,000 to a different figure (between a range of a minimum Split Ratio of 500 to a maximum Split Ratio of 3,000) if it determines that abandoning the Stock Split, changing the Redemption Price or changing the Split Ratio is in the best interests of the Company.

The Board presently believes that the Stock Split is in the best interests of the Company, our stockholders being cashed out pursuant to the Stock Split and our stockholders who will retain an equity interest in the Company subsequent to the consummation of the Stock Split, and thus recommended a vote for the proposed Certificates of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Stock Split. If the Board decides to withdraw or modify the Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

FINANCIAL STATEMENTS

Reliv International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30	December 31
	2020	2019
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,730,672	$1,630,779
Accounts receivable, less allowances of $5,000 in 2020 and 2019	279,920	107,369
Notes & accounts receivables and deposits - related parties	889,022	1,099,228
Inventories	3,028,031	2,701,688
Refundable income taxes	249,959	22,406
Prepaid expenses and other current assets	605,782	304,048
Total current assets	7,783,386	5,865,518

Notes and accounts receivables - related parties	2,361,910	2,418,921
Operating lease right-to-use assets	317,099	354,440
Intangible assets, net	1,609,285	1,722,277
Equity investment	505,000	505,000

Property, plant and equipment:
Land and land improvements	905,190	905,190
Building	10,147,386	10,145,005
Office & other equipment	1,241,860	1,237,142
Computer equipment & software	2,202,627	2,240,063
	14,497,063	14,527,400
Less: Accumulated depreciation	10,215,740	10,086,560
Net property, plant and equipment	4,281,323	4,440,840

Total assets	$16,858,003	$15,306,996

Reliv International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (continued)

	June 30	December 31
	2020	2019
	(unaudited)
Liabilities and stockholders' equity

Current liabilities:
Accounts payable and accrued expenses	$3,171,152	$2,808,948
Income taxes payable	50,955	121,177
Deferred revenue	317,630	322,261
Operating lease liabilities	201,980	236,771
Revolving line of credit	500,000	500,000
Current portion of long-term debt	333,649	-
Total current liabilities	4,575,366	3,989,157

Noncurrent liabilities:
Operating lease liabilities	102,260	103,580
Long-term debt, less current portion	528,351	-
Other noncurrent liabilities	140,511	112,616
Total noncurrent liabilities	771,122	216,196

Stockholders' equity:
Preferred stock, par value $.001 per share; 500,000 shares authorized; -0- shares issued and outstanding	-	-
Common stock, par value $.001 per share; 5,000,000 authorized; 2,110,013 shares issued and 1,746,449 shares outstanding	2,110	2,110
Additional paid-in capital	30,643,771	30,643,771
Accumulated deficit	(12,292,216)	(12,755,495)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(990,727)	(937,320)
Treasury stock	(5,851,423)	(5,851,423)

Total stockholders' equity	11,511,515	11,101,643

Total liabilities and stockholders' equity	$16,858,003	$15,306,996

Reliv International, Inc. and Subsidiaries
Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss) (unaudited)

	Three months ended June 30		Six months ended June 30
	2020	2019	2020	2019

Product sales	$7,371,162	$7,603,041	$16,919,979	$16,414,038
Freight income	446,707	479,881	1,004,802	999,822
Other revenue	198,691	174,091	374,444	332,657

Net sales	8,016,560	8,257,013	18,299,225	17,746,517

Costs and expenses:
Cost of goods sold	2,202,488	2,268,992	4,857,331	4,702,723
Distributor royalties and commissions	2,590,078	2,665,093	5,918,533	5,782,665
Selling, general and administrative	3,501,104	3,688,944	7,278,786	7,428,472

Total costs and expenses	8,293,670	8,623,029	18,054,650	17,913,860

Income (loss) from operations	(277,110)	(366,016)	244,575	(167,343)

Other income (expense):
Interest income	39,048	46,218	78,710	95,480
Interest expense	(7,933)	(10,075)	(14,038)	(15,487)
Other income (expense)	100,938	4,768	30,032	(660)
Gain on sale of fixed assets	-	-	-	434,549

Income (loss) before income taxes	(145,057)	(325,105)	339,279	346,539
Provision (benefit) for income taxes	54,000	63,000	(124,000)	111,000

Net income (loss)	$(199,057)	$(388,105)	$463,279	$235,539

Other comprehensive income (loss):
Foreign currency translation adjustment	(13,796)	(10,458)	(53,407)	11,753
Comprehensive income (loss)	$(212,853)	$(398,563)	$409,872	$247,292

Earnings (loss) per common share - Basic & Diluted	$(0.11)	$(0.22)	$0.27	$0.13
Weighted average shares	1,746,000	1,746,000	1,746,000	1,746,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning the beneficial ownership of the Company’s common stock by each director, named executive officer in its Form 10-K for the fiscal year ended December 31, 2019, all of the Company’s directors and officers as a group, and the beneficial owners known to the Company to hold more than five percent of the Company’s outstanding common stock as of August 26, 2020.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after August 26, 2020. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Percentage of class is based on 1,746,449 shares of common stock outstanding as of August 26, 2020.

Name of beneficial owner(1)	Amount of shares beneficially owned	Percentage of Shares Beneficially Owned

Directors and Named Executive Officers:

Robert L. Montgomery(2)	313,930	17.98%
Ryan A. Montgomery	101,399	5.81%
John M. Klimek	---	*
Robert M. Henry	143	*
Paul J. Adams	---	*
Thomas W. Pinnock	5,000	*
R. Scott Montgomery	104,063	5.96%

All Directors, nominees and officers as a group (7 persons)	524,535	30.03%

Other 5% or greater shareholders:

Renaissance Technologies LLC (3)	103,680	5.94%
800 Third Avenue
New York, NY 10022

_________________

* less than one percent

(1)

Unless otherwise indicated below, the person named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each person is c/o Reliv’ International, Inc., 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(2)

Includes 5,932 shares held through the Montgomery Family Limited Partnership, and 69,129 shares held through Montgomery Enterprises, Ltd., for which Mr. Robert L. Montgomery has voting and investment power.

(3)	Information obtained from the Schedule 13F filed with the SEC by Renaissance Technologies LLC on June 30, 2020.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Delaware General Corporation Law, or DGCL, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the Bylaws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents that we filed with the Commission, File No. 000-19932, are incorporated by reference in this Information Statement, except for any discussion therein of the "safe harbor" protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2019; (ii) the Quarterly Report on Form 10Q for the fiscal quarter ended March 31, 2020; and (iii) the Quarterly Report on Form 10Q for the fiscal quarter ended June 30, 2020.

All documents and reports that we filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement are not incorporated by reference into this Information Statement. New material information, if any, will be provided in an amended Information Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission's Internet Website (http://www.sec.gov).

By Order of the Board of Directors,

Dated: October 19, 2020

/s/ Stephen M. Merrick

Stephen M. Merrick, Secretary

Annex A-1-- FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT
TO THE SECOND
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
RELIV’ INTERNATIONAL, INC.

Pursuant to the provisions of the Delaware General Corporation Law, Reliv’ International, Inc., a Delaware corporation, hereby adopts the following Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (“Certificate of Amendment”):

ARTICLE I

The Second Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following paragraph as Article Fourteen:

“Each two thousand (2,000) shares of Common Stock either issued and outstanding or held by the corporation in treasury stock on the effective time and date of this Certificate of Amendment shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). Stockholders who otherwise would only be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split (Stockholders holding less than 2,000 shares of Common Stock) shall, with respect to such fractional interest, be entitled to receive cash (without interest or deduction) in lieu of such fractional interest in an amount equal to the product of (a) the number of shares owned by the stockholder immediately preceding the effective time and date of the Reverse Stock Split multiplied by (b) $3.75. Each certificate that immediately prior to such combination represented shares of Common Stock (“Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above for Stockholders who would only be entitled to receive fractional share interests of Common Stock.”

ARTICLE II

This Certificate of Amendment has been approved in the manner required by the Delaware General Corporation Law and by the governing documents of the Company.

ARTICLE III

This Certificate of Amendment shall become effective as of ___am/pm on November __, 2020.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized officer below this _ th day of November __, 2020.

RELIV INTERNATIONAL, INC.

___________________________

By: Stephen M. Merrick, Secretary

Annex A-2-- FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT

CERTIFICATE OF AMENDMENT
TO THE SECOND
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
RELIV’ INTERNATIONAL, INC.

Pursuant to the provisions of the Delaware General Corporation Law, Reliv’ International, Inc., a Delaware corporation, hereby adopts the following Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (“Certificate of Amendment”):

ARTICLE I

The Second Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following paragraph as Article Fifteen:

“Each share or fractional share of Common Stock either issued and outstanding or held by the corporation in treasury stock on the effective time and date of this Certificate of Amendment shall automatically be subdivided and reclassified into two thousand (2,000) validly issued, fully-paid and non-assessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such two thousand-to-one (2,000-to-1) ratio) (the “Forward Stock Split” ) .  Each certificate that immediately prior to such combination represented shares of Common Stock (“Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, such that remaining stockholders of the Corporation shall own after the Forward Stock Split the same number of shares as such stockholders owned immediately prior to the Reverse Stock Split which immediately preceded the Forward Stock Split.

ARTICLE II

This Certificate of Amendment has been approved in the manner required by the Delaware General Corporation Law and by the governing documents of the Company.

ARTICLE III

This Certificate of Amendment shall become effective as of ___am/pm on November __, 2020.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized officer below this _ th day of November __, 2020.

RELIV INTERNATIONAL, INC.

___________________________

By: Stephen M. Merrick, Secretary

Annex B-1--OPINION OF HOULIHAN CAPITAL

Investment Banking Valuation & Financial Advisory Special Situations

October 16, 2020	PRIVATE & CONFIDENTIAL

Board of Directors

Reliv International, Inc.

136 Chesterfield Industrial Boulevard
Chesterfield, MO 63005

Ladies and Gentlemen:

Houlihan Capital understands Reliv International, Inc. (“Reliv or the “Company”) will enter into a credit agreement for an amount up to $4.0 million with Enterprise Bank & Trust (“Loan Agreement”). As a condition of the funding, the Loan Agreement requires the personal guarantee(s) (“Personal Guarantee(s)”) of the Company’s founder and chairman, Robert Montgomery, along with two former directors and officers of the Company (“Loan Guarantors”). Houlihan Capital further understands the Company intends to compensate the Loan Guarantors for their Personal Guarantee(s) by making a one-time aggregate payment of $200,000 (shared among all Loan Guarantors) and entering into new or modifying certain employment and consulting agreements with the Loan Guarantors (“Guarantor Payments”). Additionally, Houlihan Capital understands that, following the execution of the Loan Agreement, the Company intends to enter into a stock split transaction (“Stock Split”). The Stock Split will allow the Company to voluntarily delist its publicly-traded equity shares from the NASDAQ exchange and also deregister its shares under the Exchange Act, thus suspending or terminating the Company’s public reporting obligations under the Exchange Act (“Going-Dark”). Hereafter, the Loan Agreement, Personal Guarantee(s), Loan Guarantors, Guarantor Payments, Stock Split, and Going-Dark transaction are collectively referred to as (the “Transaction”)

You have requested that Houlihan Capital, LLC (“Houlihan Capital”) render an opinion (whether or not favorable) to the board of directors of Reliv (the “Board”), as to whether, on the date of such opinion, the Transaction is fair to shareholders of Reliv from a financial point of view (the “Opinion”).

500 West Madison Suite 2600 Chicago, IL 60661

Tel: 312.450.8600 Fax: 312.277.7599

www.houlihan.com

Board of Directors of Reliv International

October 16, 2020

Fairness Opinion - Confidential

In completing our analyses for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

●	Held discussions with certain members of Reliv senior management (“Management”) and reviewed documents regarding the Transaction and the historical performance and future outlook for the Company;
o	Commitment Letter between Enterprise Bank & Trust and Reliv, dated June 3, 2020;
o	Reliv Shareholder Consent of Reverse Stock Split and Forward Stock Split;
o	Reliv shareholder analysis after the stock split; and
o	Reliv Going Dark Summary.

●	Obtained, reviewed and/or analyzed certain information relating to the historical, current and future operations of the Company including, but not limited to the following:
o	The Company’s latest reports on Form 10-Q and 10-K and other relevant public documents filed with the Securities and Exchange Commission;
o	Reliv unaudited financial statements as of March 31, 2020; and
o	Management’s three-year, pro forma financial projections for the years ending December 31, 2020 through 2022.

●	Discussed with Management the status of current legal and environmental claims and confirmed that any potential related financial exposure has been properly disclosed;
●	Discussed with Management certain other financing options, other than the Transaction, that may be available to the Company;
●

Reviewed the industry in which the Company operates, which included a review of (i) industry research, (ii) comparable publicly traded companies and (iii) mergers and acquisitions of comparable businesses;

●	Developed indications of value for the Company using generally accepted valuation methodologies; and
●	Reviewed certain other relevant, publicly available information, including economic, industry, and Company-specific information.

Our analyses contained herein are confidential and addressed to and provided exclusively for use by the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to holders of the Company’s common stock, (iii) in filings with the SEC, FINRA or other applicable government or listing authority, and (iv) in any litigation or appraisal rights proceeding pertaining to matters relating to the Transaction or otherwise covered in the Opinion. The Opinion is delivered to the recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the engagement letter executed dated June 19, 2020 and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder, or controlling person of Houlihan Capital or any of its affiliates shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

Board of Directors of Reliv International

October 16, 2020

Fairness Opinion - Confidential

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from senior management of Reliv that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed in our analysis and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

Each of the analyses conducted by Houlihan Capital was carried out to provide a particular perspective of the Transaction. Houlihan Capital did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our opinion as to the fairness of the Transaction. Houlihan Capital does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses, taken as a whole, support its conclusion and the Opinion. Accordingly, Houlihan Capital believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan Capital in connection with the preparation of the Opinion.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. This Opinion is conditioned upon the terms of the final Transaction being consistent in all material respects with the terms of the most recent draft of the Transaction documents.

Board of Directors of Reliv International

October 16, 2020

Fairness Opinion - Confidential

The Opinion does not constitute a recommendation to proceed with the Transaction. The Opinion relates solely to the question of the fairness of the Transaction to shareholders of Reliv from a financial point of view. We are expressing no opinion as to the income tax consequences of the Transaction. Houlihan Capital did not provide advice concerning the structure of the Transaction, and Houlihan Capital expressed no opinion as to whether any alternative transaction might have resulted in terms and conditions more favorable to the Company or its stockholders than those contemplated by the Transaction.

Houlihan Capital, LLC, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in Reliv or the Company and has provided no previous investment banking or consulting services to Reliv or the Company. Houlihan Capital will receive a non-contingent fee from Reliv relating to its services in providing the Opinion. In an engagement letter dated June 19, 2020, Reliv has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services.

Based upon the foregoing, it is our opinion as of the date hereof, that the Transaction is fair to the shareholders of Reliv from a financial point of view.

Respectfully submitted,

Houlihan Capital, LLC